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                                                                    Exhibit 10.8

                               EXECUTIVE AGREEMENT


      This EXECUTIVE AGREEMENT (the "Agreement") is entered into this 7th day of September, 2000 (the "Effective Date") between Edmund Sybertz, Ph.D ("Executive") and GELTEX PHARMACEUTICALS, INC. (the "Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 6.

      The Company and the Executive hereby agree as follows:

                                    ARTICLE 1

                   SCOPE AND CONSIDERATION FOR THIS AGREEMENT

      1.1   EXECUTIVE'S STATUS. Executive is currently employed by the Company.

      1.2 PURPOSE OF THIS AGREEMENT. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive's employment with the Company is terminated under circumstances described herein.

      1.3 CONSIDERATION. The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company, Executive's continued employment with the Company, and Executive's execution of a release in accordance with Section 4.1.

      1.4 OTHER AGREEMENTS. This Agreement shall supersede any other agreement relating to cash severance benefits and health benefits in the event of Executive's termination of employment with the Company.

                                    ARTICLE 2

                 SEVERANCE BENEFITS PRIOR TO A CHANGE OF CONTROL

      2.1 SEVERANCE BENEFITS. If Executive's employment terminates prior to the effective date of a Change of Control due to an Involuntary Termination without Cause, Executive shall be entitled to receive the following benefits set forth in Sections 2.2, 2.3 and 2.4.

      2.2 SALARY CONTINUATION. Executive shall continue to receive his Base Salary for six (6) months following the effective date of the Involuntary Termination without Cause. Salary continuation payments shall be paid to Executive in regular installments on the normal payroll dates of the Company or over a shorter period, as determined by the Company. Amounts paid to Executive under this Section 2.2 shall be subject to all


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required tax withholding.

      2.3 BONUS. The Company shall pay Executive an amount equal to that percentage of Executive's target bonus established for the year in which Executive's termination occurs. The percentage of target bonus shall be equal to the percentage of the year that Executive is employed by the Company, and shall be calculated as if the target applicable to such bonus had been attained. The bonus benefit shall be paid to Executive in regular installments on the normal payroll dates of the Company over a six (6) month period, or over a shorter period, as determined by the Company. Amounts paid to Executive under this
Section 2.3 shall be subject to all required tax withholding.

      2.4 HEALTH BENEFITS. Provided that Executive elects continued coverage under federal COBRA law, the Company shall pay the premiums of Executive's group health insurance coverage, including coverage for Executive's eligible dependents, for a maximum period of six (6) months following the effective date of the Involuntary Termination without Cause; provided, however, that the Company shall pay such premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the effective date of the Involuntary Termination without Cause. For the balance of the period that Executive is entitled to coverage under federal COBRA law, Executive shall be entitled to maintain such coverage at Executive's own expense. The Company shall be relieved of its obligation under this Section 2.4 as of the effective date of Executive's coverage by a health insurance plan of a subsequent employer.

                                    ARTICLE 3

                        BENEFITS UPON A CHANGE OF CONTROL

      3.1 SEVERANCE BENEFITS. If Executive's employment terminates within thirteen (13) months following the effective date of a Change of Control due to a Change of Control Covered Termination, Executive shall be entitled to receive the following benefits set forth in Sections 3.1.1, 3.1.2 and 3.1.3.

            3.1.1 SALARY CONTINUATION. Executive shall continue to receive his Base Salary for twelve (12) months following the effective date of the Change of Control Covered Termination. Salary continuation payments shall be paid to Executive in regular installments on the normal payroll dates of the Company or over a shorter period, as determined by the Company. Amounts paid to Executive under this Section 3.1.1 shall be subject to all required tax withholding.

            3.1.2 BONUS. The Company shall pay to Executive an amount equal to one hundred fifty percent (150%) of the annual bonus paid to Executive in the year immediately preceding the effective date of the Change of Control. Such amount shall be subject to all required tax withholding and shall be paid in a lump sum within thirty (30) days following the effective date of the Change of Control Covered Termination.


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            3.1.3 HEALTH BENEFITS. Provided that Executive elects continued
coverage under federal COBRA law, the Company shall pay the premiums of Executive's group health insurance coverage, including coverage for Executive's eligible dependents, for a maximum period of twelve (12) months following the effective date of the Change of Control Covered Termination; provided, however, that the Company shall pay such premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the effective date of the Change of Control Covered Termination. For the balance of the period that Executive is entitled to coverage under federal COBRA law, Executive shall be entitled to maintain such coverage at Executive's own expense. The Company shall be relieved of its obligation under this Section
3.1.3 as of the effective date of Executive's coverage by a health insurance plan of a subsequent employer.

      3.2 OPTION ACCELERATION. All options to purchase the Company's common stock granted to Executive prior to the closing date of a Change of Control shall become immediately fully vested and exercisable as of the effective date of the Change of Control.

                                    ARTICLE 4

                     LIMITATIONS AND CONDITIONS ON BENEFITS

      4.1 RELEASE PRIOR TO PAYMENT OF BENEFITS. Prior to the payment of any benefits under Article 2 or Section 3.1 of this Agreement, Executive shall execute a release (the "Release") in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of execution and shall confirm Executive's obligations under the Company's standard form of Employee Inventions, Non-Disclosure and Non-Competition Agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement, no options will vest under this Agreement, and this Agreement shall be null and void.

      4.2 TERMINATION OF BENEFITS. Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any of the terms of the Employee Inventions, Non-Disclosure and Non-Competition Agreement.

      4.3 NON-DUPLICATION OF BENEFITS. Executive is not eligible to receive benefits under this Agreement more than one time.


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                                    ARTICLE 5

                               PARACHUTE PAYMENTS

      If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive's employment with the Company ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such less amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

                                    ARTICLE 6

                                   DEFINITIONS

      For purposes of this Agreement, the following terms are defined as follows:

      6.1 "BASE SALARY" means Executive's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding an Involuntary Termination without Cause or a Change of Control Covered Termination, as the case may be.

      6.2   "BOARD" means the Board of Directors of the Company.

      6.3 "CAUSE" means that, in the reasonable determination of the Board, Executive

            (i) has committed an act that materially injures the business of the Company;

            (ii) has refused or failed to follow lawful and reasonable directions of the Board;

            (iii) has willfully or habitually neglected Executive's duties for the Company;


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            (iv)  has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

            Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (ii) or clause (iii) unless the conduct described in such clause has not been cured within thirty (30) days following Executive's receipt of written notice form the Board specifying the particulars of the conduct constituting Cause.

      6.4 "CHANGE OF CONTROL" means any of the following events and shall be deemed to have occurred at any of the following times:

            (i) upon the acquisition (other than by the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding shares of common stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors;

            (ii) at the time the individuals who, as of September 1, 2000 constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that, any person becoming a director subsequent to September 1, 2000 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination if an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board of Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

            (iii) immediately prior to the consummation by the Company of a reorganization, merger or consolidation, (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then-outstanding voting securities) or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

      6.5 "COMPANY" means GelTex Pharmaceuticals, Inc. or, following a Change of Control, the surviving entity resulting from such transaction.

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      6.6   "CONSTRUCTIVE TERMINATION" means that Executive voluntarily terminates employment following a Change of Control after any of the following are undertaken without Executive's express written consent:

            (i)the assignment to Executive of any duties or responsibilities which results in a significant diminution in Executive's function as in effect immediately prior to the effective date of the Change of Control; provided, however, that a mere change in Executive's title or reporting relationship shall not constitute a Constructive Termination;

            (ii) a reduction by the Company in Executive's annual base salary, as in effect on the effective date of the Change of Control or as increased thereafter;

            (iii) any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which Executive is participating immediately prior to the effective date of the Change of Control (hereinafter referred to as "Benefit Plans"); or the taking of any action by the Company that would adversely affect Executive's participation in or reduce Executive's benefits under the Benefit Plans; provided, however, that a "Constructive Termination" shall not exist under this paragraph following a Change of Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

            (iv) a relocation of Executive's business office, or a relocation of the Company's principal executive offices if Executive's principal business office is at such offices, to a location more than twenty (20) miles from the location at which Executive was performing duties immediately prior to the effective date of the Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to the effective date of the Change of Control; or

            (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

      6.7 "CHANGE OF CONTROL COVERED TERMINATION" means an Involuntary Termination without Cause occurring within thirteen (13) months following the effective date of a Change of Control or a Constructive Termination occurring within thirteen (13) months following the effective date of a Change of Control.

      6.8 "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination without Cause.


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                                    ARTICLE 7

                               GENERAL PROVISIONS

      7.1 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee,
(ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment.

      7.2 NOTICES. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery via facsimile) or the third day after mailing by first class mail, to the Company at is primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

      7.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

      7.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      7.5 ARBITRATION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Boston, Massachusetts. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursements; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order; if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements.

      7.6 COMPLETE AGREEMENT. This Agreement, including Exhibit A and Exhibit B, constitutes the entire agreement between Executive and the Company and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to cash severance


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benefits and health benefits to Executive in the event of employment termination
[other than with respect to any outstanding loans by the Company to Executive].

      7.7 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by the Chairman of the Board after such change or termination has been approved by the Board.

      7.8 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

      7.9 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

      7.10 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

      7.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Massachusetts, without regard to such state's conflict of laws rules.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.



      GELTEX PHARMACEUTICALS, INC.

      By: /s/ Mark Skaletsky
         ----------------------------------
         Mark Skaletsky
         President and CEO


      /s/ Edmund Sybertz, Ph.D.
      -------------------------------------
      Edmund Sybertz, Ph.D.



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